Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR REPORTS SLIGHT INCREASE IN EPS FOR THIRD QUARTER

•             $0.48 diluted earnings per share compared to $0.47 last year

•             Sales of $339 million, down year over year principally due to lower sales in the Aircraft Sales and Leasing segment

•             Backlog remains strong at $580 million, up 25% from May 31, 2008

WOOD DALE, ILLINOIS (March 17, 2009) — AAR CORP. (NYSE: AIR) today reported net income of $20.0 million, or $0.48 per diluted share for the third quarter ended February 28, 2009, compared to $0.47 per diluted share last year. Year over year, sales declined from $376.6 million to $338.8 million due mainly to lower sales in the Aircraft Sales and Leasing segment.  Excluding Aircraft Sales and Leasing, sales were essentially unchanged from last year.

Sales to defense customers increased 3.6%, representing 44% of total sales. Sales to commercial customers decreased 18.6% year over year. Excluding the Aircraft Sales and Leasing segment, sales growth to defense customers was 9.3% while the sales decline to commercial customers was 6.8%, as the Company sold aircraft into both markets in the prior year. The increase in sales to defense customers was attributable to continued growth at the Company’s mobility systems and defense logistics businesses.  The decline in commercial sales is primarily due to lower demand as a result of airline capacity reductions.

Commenting on third quarter results, David P. Storch, Chairman and Chief Executive Officer stated, “We have seen a softening in demand for heavy maintenance and large ticket items, including whole engines, coming from commercial airlines that have reduced their capacity and capital outlays as they managed through the weakened economy. We remain focused on taking market share through solid execution and reducing costs where appropriate. We had a setback in our landing gear operation where we experienced a temporary shutdown. After making certain adjustments to our

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

operating procedures to comply with requests from the FAA, we resumed operations and expect to recover sales in future periods, beginning with our fourth quarter.

In response to market conditions, we have deemphasized our Aircraft Sales and Leasing business. We have not acquired any aircraft for lease since November 2007 and are committed to further reducing our investment in our aircraft portfolio.”

Following are the highlights for each segment.

Aviation Supply Chain - Sales decreased 8.3% to $138.7 million for the third quarter and gross profit decreased 5.3% to $34.4 million. Gross profit margin increased to 24.8% compared to 24.0% last year. The sales decline reflects lower sales of big ticket items, including whole engines, lower volume at the Company’s component repair business in Europe and unfavorable foreign currency translation. Together, these items contributed 6.8% of the sales decline in this segment. Sales at the Company’s defense logistics business increased 5.2% during the third quarter.

Maintenance, Repair and Overhaul — Sales increased 2.9% to $77.0 million reflecting the impact of the acquisition of Avborne Heavy Maintenance (which now operates as AAR Aircraft Services-Miami) offset by lower sales at the Company’s Indianapolis facility. As a result of previously announced issues at AAR Landing Gear Services, approximately $3.4 million in expected third-quarter sales were delayed to future quarters.

Structures and Systems — Sales increased 8.7% to $120.0 million in the third quarter and gross profit increased 8.2% to $17.7 million, resulting in a gross profit margin of 14.8%, consistent with the prior year. Sales were positively impacted by increased demand for military logistics handling systems, new mobility product offerings, and strong demand for command and control equipment as the Company began to manufacture and deliver on several large orders announced earlier in the year. Backlog in this segment increased 50% since May 31, 2008.

Aircraft Sales and Leasing — During the third quarter, the Company’s aircraft position was reduced by one joint venture aircraft, which was disassembled, and currently consists of 26 aircraft held in joint ventures and seven held in the Company’s wholly-owned portfolio. One additional joint venture aircraft is currently off lease and one wholly-owned aircraft will come off lease during the fourth quarter and will be disassembled. Consistent with our reduced emphasis on this business, the Company is considering combining the activities of this segment with the Aviation Supply Chain segment beginning next fiscal year.

Third quarter consolidated gross profit margin for the Company was 19.1% and the operating margin was 8.7%. Selling, general and administrative expenses as a percentage of sales increased from 9.0% in the prior year to 10.8% and included $1.9 million of severance associated with the elimination of certain positions, principally at the Company’s component repair business in Europe.

Annual savings from these reductions are expected to be approximately $2.5 million and will be fully realized next fiscal year. The Company does not expect significant severance costs in the fourth quarter.

During the third quarter, the Company retired $6.5 million of its convertible notes for $4.3 million, equating to a 9% yield to maturity. After taking into consideration unamortized debt issuance costs, the Company recorded a $2.1 million pre-tax gain on settlement of the notes. Also during the third quarter, the Company’s effective income tax rate decreased to 27% due to a reduction in federal income taxes of $1.9 million primarily from research and development tax credits that it may now claim, and which were carried forward from fiscal years 2005 through 2008. The Company expects its effective income tax rate will be approximately 34% in the fourth quarter.

“We are encouraged by the flow of business from our commercial customers through the first two weeks of the new quarter and we continue to see steady demand for our products and services coming from defense and government customers,” said Storch. “Our mobility systems business performed well in the third quarter and based on our visibility, we expect this business to remain strong into early FY2011.  Additionally, our defense systems and logistics business is well positioned to assist the Department of Defense and tier-one suppliers as they look for efficient solutions to support their supply chain requirements.”

Storch continued, “During the third quarter, we were a net investor, acquiring inventory and rotable assets and investing in fixed assets to support and grow our market position. As we enter the fourth quarter, we remain keenly focused on cash generation, liquidity and strengthening our balance sheet. Keeping this in mind, we will consider future purchases of our convertible notes as available at attractive terms.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CST on March 18, 2009. The conference call can be accessed by calling 866-802-4355 from inside the U.S. or 703-639-1323 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1335719) from 11:15 a.m. CST on March 18, 2009 until 11:59 p.m. CST on March 25, 2009.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2008 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sales	$338,792	$376,626	$1,052,268	$993,233
Cost and expenses:
Cost of sales	274,167	306,321	850,663	806,038
Cost of sales – impairment charges	—	—	21,033	—
Selling, general and administrative	36,579	34,007	111,582	95,610

Earnings from aircraft joint ventures	1,401	1,668	7,213	4,653

Operating income	29,447	37,966	76,203	96,238

Gain/(loss) on extinguishment of debt	2,109	(627)	25,317	(627)

Interest expense	4,439	6,322	14,093	15,686
Interest income and other	308	184	1,170	1,770

Income from continuing operations before income taxes	27,425	31,201	88,597	81,695

Income tax expense	7,401	10,916	28,490	28,267
Income from continuing operations	20,024	20,285	60,107	53,428

Discontinued operations:
Operating loss, net of tax	—	190	546	325
Loss on disposal, net of tax	—	—	1,403	—
Net income	$20,024	$20,095	$58,158	$53,103

Earnings per share - Basic:
Earnings from continuing operations	$0.53	$0.54	$1.58	$1.44
Loss from discontinued operations	—	—	(0.05)	—
Earnings per share – Basic	$0.53	$0.54	$1.53	$1.44

Earnings per share – Diluted
Earnings from continuing operations	$0.48	$0.47	$1.43	$1.25
Loss from discontinued operations	—	—	(0.05)	—
Earnings per share – Diluted	$0.48	$0.47	$1.38	$1.25

Average shares outstanding – Basic	38,043	37,228	38,067	36,991
Average shares outstanding – Diluted	42,570	43,819	42,830	43,757

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	February 28,	May 31, 2008
	2009	(Derived from audited
	(Unaudited)	financial statements)
Cash and cash equivalents	$93,742	$109,391
Current assets	874,809	783,431
Current liabilities (excluding debt accounts)	180,756	195,505
Net property, plant and equipment	155,446	146,435
Total assets	1,399,356	1,362,010
Total recourse debt	478,517	479,544
Total non-recourse obligations	39,979	51,368
Stockholders’ equity	641,758	585,255
Book value per share	$16.58	$15.09
Shares outstanding	38,697	38,773

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2009	2008	2009	2008
Aviation Supply Chain	$138,737	$151,227	$438,333	$438,719
Maintenance, Repair & Overhaul	76,951	74,765	250,698	206,091
Structures and Systems	120,033	110,452	351,514	266,733
Aircraft Sales and Leasing	3,071	40,182	11,723	81,690
	$338,792	$376,626	$1,052,268	$993,233

Gross Profit (Loss) By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2009	2008	2009		2008
Aviation Supply Chain	$34,394	$36,330	$105,756		$103,264
Maintenance, Repair & Overhaul	10,856	11,114	37,112		29,075
Structures and Systems	17,748	16,402	54,058		36,307
Aircraft Sales and Leasing	1,627	6,459	(16,354	)*	18,549
	$64,625	$70,305	$180,572		$187,195

* Includes $21 million aircraft impairment charge

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Income from continued operations	$20,024	$20,285	$60,107	$53,428
Add: After-tax interest on convertible debt	346	466	1,107	1,449
Income from continuing operations for diluted EPS calculation	$20,370	$20,751	$61,214	$54,877

Diluted shares outstanding	42,570	43,819	42,830	43,757

Diluted earnings per share from continuing operations	$0.48	$0.47	$1.43	$1.25